                                                                      EXHIBIT 21




                           SUBSIDIARIES OF REGISTRANT


Name                                    State of Incorporation
----                                    ----------------------

Building Blocks, Inc.                        Connecticut

Building Blocks Franchise Corp.              Delaware

Building Blocks Holdings, Inc.               Delaware

HVM Corp.                                    Delaware